UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/03/2008

Bare Escentuals, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33048

Delaware	20-1062857
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

71 Stevenson Street, 22nd Floor, San Francisco, CA 94105
(Address of principal executive offices, including zip code)

(415) 489-5000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 3, 2008, the board of directors of Bare Escentuals, Inc. (the "Company") accepted the resignation of Myles McCormick as the Company's principal accounting officer and appointed Kevin Bradshaw, the Company's Vice President, Controller, as the Company's principal accounting officer. Mr. McCormick, the Company's Executive Vice President, Chief Financial Officer and Chief Operating Officer, will continue to serve as the Company's principal financial officer.

Mr. Bradshaw, 50, joined the Company as Vice President, Controller in June 2008. Prior to joining the Company, from August 2006 to June 2008, Mr. Bradshaw served as Vice President Finance and Chief Accounting Officer of Wm. Bolthouse Farms Inc., a private equity backed produce and consumer products company, and from July 2001 to August 2006 served in increasing roles of responsibility at Gottschalks Inc., a publicly held department store retailer, including serving as Vice President, Finance and Controller from July 2002 to July 2005 and Vice President, Finance and Chief Accounting Officer from July 2005 to August 2006. Mr. Bradshaw is a certified public accountant and spent six years in public accounting with Deloitte and Touche LLP.

Mr. Bradshaw is not related to any director or executive officer of the Company nor does he have relationships or transactions with the Company outside of his agreed-upon compensation and benefits. The compensation and benefits paid by the Company to Mr. Bradshaw were not amended due to his appointment as the Company's principal accounting officer.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bare Escentuals, Inc.

Date: December 05, 2008	By:	/s/ Myles B. McCormick
Myles B. McCormick
Executive Vice President, Chief Financial Officer and Chief Operating Officer